Exhibit 10.59

INCENTIVE AGREEMENT

This Incentive Agreement (this “Agreement”) is made and entered into as of March 16, 2011 by and between The Telx Group, Inc., a Delaware corporation (the “Company”), and Michael Terlizzi, an individual (the “Executive”).

Recitals

WHEREAS, the Executive is an employee and Executive Vice President, Engineering and Construction of the Company.

WHEREAS, the Executive is the holder of 14,375 shares of Series B Preferred Stock of the Company.

WHEREAS, the Company and the Executive entered into that certain Incentive Agreement effective as of February 23, 2011 (the “Original Agreement”), and the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

WHEREAS, the Company has adopted The Telx Group, Inc. 2010 Stock Incentive Plan (as may be amended and/or restated from time to time, the “Plan”).

WHEREAS, the Executive and the Company desire to enter into this Agreement to provide for the possible grant of an award of shares of Common Stock of the Company pursuant to the Plan under the circumstances, and subject to the terms and conditions, set forth in this Agreement.

Agreement

NOW THEREFORE, in consideration of the representations, promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1 Definitions.

(a) “Aggregate Common Share Equivalents” shall mean the aggregate number of shares of Common Stock (including, without limitation, shares of Common Stock that are subject to vesting or other restrictions) into which the Designated Series B Shares will be automatically converted pursuant to Section 4(b)(ii) of Article IV of the Certificate of Incorporation in connection with the Trigger Event.

(b) “Aggregate Liquidation Preference Common Share Equivalents” shall mean the number (rounded up to the nearest whole number) equal to the quotient of (i) the aggregate amount of the liquidation preference (as determined in accordance with Section 2(a) of Article IV of the Certificate of Incorporation) to be paid pursuant to Section 4(b)(ii) of Article IV of the Certificate of Incorporation in respect of the Non-Convertible Designated Series B Shares in connection with the Trigger Event, divided by (ii) the fair market value of a share of Common Stock as of immediately prior to the Trigger Event (which such fair market value shall be determined by the Board of Directors of the Company, in its sole discretion).

(c) “Aggregate Shortfall Amount” shall mean a number of shares of Common Stock (rounded up or down to the nearest whole number of shares, with 0.5 being rounded up) equal to (i) the Aggregate Target Number, minus (ii) the Aggregate Common Share Equivalents, and minus (iii) the Aggregate Liquidation Preference Common Share Equivalents.

(d) “Aggregate Target Number” shall mean a number (rounded up or down to the nearest whole number, with 0.5 being rounded up) equal to the product of (i) forty-one and three tenths percent (41.3%), multiplied by (ii) the Designated Series B Shares.

(e) “Certificate of Incorporation” shall mean the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated.

(f) “Change of Control Transaction” shall mean: (i) the sale, conveyance or other disposition of all or substantially all of the Company’s assets, (ii) the issuance or transfer of the Company’s voting securities, or (iii) a merger with or into or a consolidation (by means of a transaction or series of related transactions) with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company), provided in the case of clauses (ii) and (iii), the stockholders of the Company immediately prior to the transaction own less than a majority of the voting stock of the surviving entity immediately following the transaction.

(g) “Common Stock” shall mean Common Stock of the Company.

(h) “Designated Executive” shall mean each employee of the Company who: (i) holds shares of Series B Preferred Stock as of immediately prior to the closing of the Trigger Event; and (ii) either (A) continues to be an employee of the Company as of immediately prior to the closing of the Trigger Event or (B) continued to be an employee of the Company up until his or her employment with the Company was terminated by the Company pursuant to a Discharge Without Cause (as such term is defined in the Executive Employment Agreement effective as of January 1, 2011 between such employee and the Company) during the Designated Termination Period.

(i) “Designated Series B Shares” shall mean the aggregate number of outstanding shares of Series B Preferred Stock that are held by all Designated Executives as of immediately prior to the closing of the Trigger Event.

(j) “Designated Termination Period” shall mean the six month period prior to the closing of the Trigger Event.

(k) “Executive Employment Agreement” shall mean that certain Executive Employment Agreement effective as of January 1, 2011 between the Company and the Executive.

(l) “Executive Participation Units” shall mean, with respect to the Executive under this Agreement, 10.7.

(m) “Executive Grant Amount” shall mean a number of shares of Common Stock (rounded up or down to the nearest whole number of shares, with 0.5 being rounded up) equal to the product of (i) the Aggregate Shortfall Amount, multiplied by (ii) the Participation Percentage, multiplied by (iii) 1.29.

(n) “IPO” shall have the meaning ascribed to such term in the Certificate of Incorporation.

(o) “Largest Stockholder” shall mean, at the applicable time, the stockholder of the Company that is then the stockholder holding the largest number of the Company’s then outstanding Common Stock (determined by including any shares of Preferred Stock (as defined in the Certificate of Incorporation) on an as-converted to Common Stock basis, other than shares of Series B Preferred Stock (as defined in the Certificate of Incorporation) that have not become Series B Convertible Preferred (as defined in the Certificate of Incorporation)).

(p) “Non-Convertible Designated Series B Shares” shall mean the Designated Series B Shares that do not become Series B Convertible Preferred (as defined in the Certificate of Incorporation) pursuant to Section 4(b)(ii) of Article IV of the Certificate of Incorporation as of immediately prior to the closing of the Trigger Event.

(q) “Participation Percentage” shall mean the amount, expressed as a percentage, obtained by dividing (i) the Executive Participation Units by (ii) the Total Participation Units.

(r) “Series B Preferred Stock” shall have the meaning ascribed to such term in the Certificate of Incorporation.

(s) “Specified Termination” shall mean the termination of the Executive’s employment with the Company by the Company pursuant to a Discharge Without Cause (as such term is defined in the Executive Employment Agreement) at any time within six months prior to the closing of the Trigger Event.

(t) “Total Participation Units” shall mean the sum of the “Executive Participation Units” for all Designated Executives (including, without limitation, the Executive to the extent the Executive is a Designated Executive) under each respective Designated Executive’s Incentive Agreement (as amended and/or restated) between such Designated Executive and the Company.

(u) “Trigger Event” shall mean the first of any of the following to occur after the date of this Agreement: (i) an IPO or (ii) a Change of Control Transaction.

(v) “Withholding Taxes” shall mean the aggregate amount of all federal, state, local and foreign income, payroll and other taxes that the Company and any of its direct or indirect subsidiaries are required to withhold in connection with the Stock Award.

2 Grant of Stock Award. If the Aggregate Shortfall Amount with respect to the Trigger Event is greater than zero, then, immediately prior to the closing of the Trigger Event, the Company shall grant to the Executive an award of a number of shares of Common Stock equal to the Executive Grant Amount (the “Stock Award”) pursuant to the Plan and a Common Stock Award Agreement, in substantially the form attached hereto as Exhibit A (the “Award Agreement”), subject to the terms and conditions contained in this Agreement, the Plan and the Award Agreement. For the avoidance of doubt, the rights of the Executive to receive the Stock Award shall only apply with respect to the first Trigger Event that occurs after the date of this Agreement, and the Executive shall not be entitled to receive any award of shares of Common Stock under this Agreement with respect to any other event or occurrence.

3 Termination of Rights Upon Cessation of Employment. Notwithstanding the provisions of Section 2 above or anything to the contrary in this Agreement, if the Executive’s employment with the Company ceases for any reason (whether with or without cause or otherwise) at any time prior to the occurrence of a Trigger Event after the date of this Agreement (other than a Specified Termination that occurs within six months prior to the Trigger Event), then all of the Executive’s rights under this Agreement (including, without limitation, the Executive’s rights to receive the Stock Award) shall automatically terminate and be of no further force or effect.

4 Taxes; Withholding. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement and the Stock Award, and none of the Company or any its direct or indirect subsidiaries or any of their employees, directors or agents shall have any obligation to mitigate, indemnify or otherwise hold harmless the Executive from or against any or all of such taxes or penalties. Notwithstanding anything to the contrary in this Agreement: (a) the Company’s obligation to deliver the Stock Award or any shares of Common Stock pursuant thereto is at all times subject to the prior satisfaction of all required Withholding Taxes by the Executive; and (b) the Company may satisfy any required Withholding Taxes that the Executive has not otherwise arranged to settle by paying cash to the Company before the due date thereof by either (in the Company’s sole discretion): (i) withholding and cancelling the Executive’s rights with respect to a number of shares of Common Stock (rounded up to the nearest whole number of shares) that (A) would otherwise have been delivered to the Executive pursuant to the Stock Award, and (B) have an aggregate fair market value (as determined by the Board of Directors of the Company, in its sole discretion) equal to the Withholding Taxes; or (ii) withholding cash otherwise payable (including, without limitation, any compensation or other payments) to the Executive by the Company or any of its direct or indirect subsidiaries.

5 Lock-Up Agreement. In connection with the Trigger Event or any public offering or registration of shares relating thereto (a “Lock-Up Event”), the Executive agrees that he shall execute a “holdback” or “lock-up” agreement in form and substance requested by the Company whereby the Executive shall agree not to sell, transfer, offer to sell or transfer or otherwise dispose of any shares of capital stock (or any options or other securities convertible into or exchangeable for shares of capital stock) of the Company (or of another entity received by the

Executive in connection with the Trigger Event) for such period of time following such Lock-Up Event as is requested by the Company pursuant to such “holdback” or “lock-up” agreement (provided that such period of time shall not be longer than the period of time for such restrictions included the “holdback” or “lock-up” agreement for the Largest Stockholder in connection with such Lock-Up Event (“Largest Stockholder Lock-Up Agreement”); provided, however, it being understood that such Largest Stockholder Lock-Up Agreement may include exceptions to the restrictions contained therein (including, without limitation, permitting transfers to the Largest Stockholder’s partners or other affiliates) which are not included in the Executive’s “holdback” or “lock-up” agreement).

6 Executive Acknowledgments and Agreements. The Executive understands, acknowledges and agrees as follows:

(a) (i) nothing in this Agreement confers on the Executive any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way the Executive’s right or the Company’s right to terminate the Executive’s employment, service, or consulting relationship at any time, with or without cause, and (ii) the Company would not have entered into this Agreement but for these acknowledgements and agreements;

(b) the shares of Common Stock that may be granted pursuant to the Stock Award have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or foreign jurisdiction and, unless such shares are subsequently so registered, they must be held indefinitely and not offered, sold, transferred or otherwise disposed of except pursuant to an exemption from the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction, and the Company has no obligation to register such shares;

(c) there is no existing public or other market for the shares of Common Stock that may be granted pursuant to the Stock Award and there can be no assurance that Executive will be able to sell, transfer or otherwise dispose of such shares;

(d) the shares of Common Stock that may be granted pursuant to the Stock Award will be subject to that certain Second Amended and Restated Stockholders Agreement dated March 15, 2007, by among the Company, GI Partners Fund II, L.P., GI Partners Side Fund II, L.P. and the other stockholders party thereto (the “Stockholders Agreement”), to which the Executive is a party, and the Executive further acknowledges and agrees that such shares and the ability to dispose of such shares will be subject to the restrictions and other terms and conditions contained in the Stockholders Agreement; and

(e) that the certificates representing the shares of Common Stock that may be granted pursuant to the Stock Award will bear the following legend (or one to substantially similar effect) and such other legends as may be required under applicable law or the Stockholders Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS

AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL, CO-SALE RIGHTS, REQUIREMENTS OF SALE AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY.

7 Executive Representation and Warranties. The Executive represents and warrants to the Company that the following statements are true and correct:

(a) The shares of Common Stock that may be granted pursuant to the Stock Award will be acquired by the Executive for the Executive’s own account, not as a nominee or agent for any other person, and without a view to the distribution of such shares or any interest therein in violation of the Securities Act and such shares will not be disposed of by the Executive in contravention of the Securities Act or any applicable state or foreign securities laws.

(b) The Executive is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act). The Executive has such knowledge and experience in financial and business matters so that the Executive is capable of evaluating the merits and risks of his investment in the shares that may be granted pursuant to the Stock Award, and the Executive is capable of bearing the economic risks of such investment and is able to bear a complete loss of the Executive’s investment in such shares.

8 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier for next day delivery with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of successful transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	The Telx Group, Inc.
1 State Street, 21st Floor
New York, NY 10004
Facsimile: (917) 677-8740
Attention: General Counsel

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, California 92626
Facsimile: (714) 979-1921
Attention: William J. Simpson

Brandon Howald

To Executive:	to the address or facsimile for the Executive set forth on the signature page to this Agreement

9 General Provisions.

(a) Assignment; Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Executive and his successors and permitted assigns.

(b) Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any provision of this Agreement or the application thereof to any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

(c) Arbitration.

  (i) Any controversy, claim or dispute involving the parties (or their affiliated persons or entities) concerning this Agreement or the subject matter thereof, shall be finally settled by arbitration held in New York, New York by one (1) arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Delaware law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final, conclusive and binding on the parties to this Agreement.

  (ii) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate Delaware court, and in connection with such action to compel, the laws of the State of Delaware shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

  (iii) Notwithstanding the foregoing provisions of this Section 9(c), nothing contained herein shall require the arbitration of any issue for which injunctive relief or other equitable relief is sought by a party hereto, and either party may seek injunctive relief or other equitable relief in any federal or state court of competent jurisdiction.

(d) No Waiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of any party hereto shall operate as a waiver of or otherwise prejudice such party’s rights, powers or remedies.

(e) Amendment. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by each of the parties to be bound thereby.

(f) Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other person or entity not a party to this Agreement, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

(g) Entire Agreement; Amendment and Restatement of Original Agreement. This Agreement, together with the exhibit hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations and understandings, whether written or oral, with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement hereby amends, restates and supersedes the Original Agreement in its entirety, and the Original Agreement shall be of no further force or effect.

(h) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Company”

THE TELX GROUP, INC.

By:	/s/ Eric Shepcaro
Name: Eric Shepcaro
Title: Chief Executive Officer

“Executive”

By:	/s/ Michael Terlizzi
Name: Michael Terlizzi

Address:

Facsimile:

[Signature Page to Incentive Agreement]

EXHIBIT A

COMMON STOCK AWARD AGREEMENT

THE TELX GROUP, INC.

2010 STOCK INCENTIVE PLAN

Common Stock Award Agreement

You are hereby awarded shares of Common Stock of the Telx Group, Inc. (the “Shares”) subject to the terms and conditions set forth in this Common Stock Award Agreement (this “Award Agreement” or “Award”) and in The Telx Group, Inc. 2010 Stock Incentive Plan (the “Plan”). A copy of the Plan is attached as Exhibit A. Terms beginning with initial capital letters within this Award Agreement have the special meaning defined in the Plan (or in this Award Agreement, if defined herein).

This Award is conditioned on your execution of this Award Agreement on the Grant Date specified in Section 1 below. By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan, subject to the provisions set forth below. As a result, you should not execute this Award Agreement until you have (i) carefully considered the terms and conditions of the Plan and this Award (including all of the attached Exhibits), and (ii) consulted with your personal legal and tax advisors about all of these documents.

1.	Specific Terms. Your Shares have the following terms:

Name of Participant

Number of Shares Subject to Award	[ ] shares of Common Stock of The Telx Group, Inc. (the “Company”)

Purchase Price per Share (if applicable)	Not applicable.

Grant Date	, 20 .

Vesting	Not applicable.

Recapture and Recoupment	☐ Section 14 of the Plan shall apply re Termination, Rescission, and Recapture of this Award. ☐ Section 15 shall apply re Recoupment of this Award.

2.

Restrictions on Transfer of Award; Lock-Up Agreement; Incentive Agreement. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. In addition, in connection with the Trigger Event (as such term is defined in the Incentive Agreement (as defined below)) or any public offering or registration of shares relating thereto (a “Lock-Up Event”), the Executive agrees that he shall execute a “holdback” or “lock-up” agreement in form and substance requested by the Company whereby the Executive shall agree not to sell, transfer, offer to sell or transfer or otherwise dispose of any shares of capital stock (or any options or other securities convertible into or exchangeable for shares of capital stock) of the Company (or of another entity received by you in connection with the Trigger Event) for such period of time following such Lock-Up Event as is requested by the Company pursuant to such “holdback” or “lock-up” agreement (provided that such period of time shall not be longer than the period of time for such restrictions included the “holdback” or “lock-up” agreement for the Largest Stockholder (as such term is defined in the Incentive Agreement) in connection with such Lock-Up Event (“Largest Stockholder Lock-Up Agreement”); provided, however, it being understood that such Largest Stockholder Lock-Up Agreement may include exceptions to the restrictions contained therein (including, without limitation, permitting transfers to the Largest Stockholder’s partners or other affiliates) which are not included in the Executive’s “holdback” or “lock-up” agreement). You hereby acknowledge that you are and this Award is, and you and this Award shall continue to be, bound by and subject to the provisions of that certain Incentive Agreement between you and the Company dated as of [    , 2011] (as amended and/or restated) (the “Incentive Agreement”).

3.	Withholding; Taxes. Certificates shall not be delivered to you unless all applicable employment and tax-withholding obligations have been satisfied. Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Award (including taxes arising under Code Section 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

4.	Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (ii) the Company would not have granted this Award to you but for these acknowledgements and agreements.

5.	Investment Representations. By executing this Award, you represent and warrant to the Company as follows: (a) any Shares issued to you pursuant to this Award Agreement will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended; (b) you are an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act); and (c) you have such knowledge and experience in financial and business matters so that you are capable of evaluating the merits and risks of your investment in the Shares issued to you pursuant to this Award Agreement, and you are capable of bearing the economic risks of such investment and are able to bear a complete loss of your investment in such Shares.

6.

Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

7.	Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

8.	Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

9.	Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.	Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by mail, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

11.	Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.	Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 18 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement.

13.	Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

14.	Governing Law. The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

[Signature Page Follows]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is made under and governed by the terms and conditions of this Award Agreement and the Plan.

THE TELX GROUP, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

Signature:

Printed Name of Participant:____________________

Exhibit A

THE TELX GROUP, INC.

2010 STOCK INCENTIVE PLAN

Plan Document

(attached under this page)